Exhibit 12

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

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31
                       (in millions, except ratios)

                                              1998           1997            1996            1995         1994
                                              ----           ----            ----            ----         ----

Earnings:
  Income before taxes on income, and
    before extraordinary loss and
    accounting changes                       $1,604.8       $1,601.7        $1,081.7        $1,470.2      $822.5
  Minority interests' share of earnings of
    majority-owned subsidiaries
    without fixed charges                        (1.9)           3.0             4.1             2.0         -
  Less equity (earnings) losses                 (50.2)         (42.4)          (29.6)          (59.5)        (.3)
  Fixed charges added to net income             244.6          181.6           170.7           150.7       138.4
  Proportionate share of income (loss)
    of 50% owned persons                         37.3           35.1            25.3            58.2         1.9
  Distributed income of less than 50%
    owned persons                                 -              -               -               -           -
  Amortization of capitalized interest:
    Consolidated                                 20.2           20.2            21.9            23.1        25.5
    Proportionate share of 50% owned persons       .2             .9             1.2              .8         1.2
                                             --------       --------        --------        --------      ------
      Total earnings                         $1,855.0       $1,800.1        $1,275.3        $1,645.5      $989.2
                                             ========       ========        ========        ========      ======

Fixed Charges:
  Interest expense:
    Consolidated                               $197.9         $140.9          $133.7          $119.8      $106.7
    Proportionate share of 50% owned persons      3.1            3.3             4.9             6.7         7.4
                                             --------       --------        --------        --------      ------
                                                201.0          144.2           138.6           126.5       114.1
                                             --------       --------        --------        --------      ------

  Amount representative of the interest
  factor in rents:
    Consolidated                                 43.2           37.0            31.8            24.0        23.9
    Proportionate share of 50% owned persons       .4             .4              .3              .2          .4
                                             --------       --------        --------        --------      ------
                                                 43.6           37.4            32.1            24.2        24.3
                                             --------       --------        --------        --------      ------

   Fixed charges added to earnings              244.6          181.6           170.7           150.7       138.4
                                             --------       --------        --------        --------      ------

  Interest capitalized:
    Consolidated                                 13.2            9.0             5.3             1.9         1.5
    Proportionate share of 50% owned persons      -              -               -               -           -
                                             --------       --------        --------        --------      ------

                                                 13.2            9.0             5.3             1.9         1.5
                                             --------       --------        --------        --------      ------

  Preferred stock dividend requirements
  of majority-owned subsidiaries                  -              -               -               4.9        13.1
                                             --------       --------        --------        --------      ------


      Total fixed charges                      $257.8         $190.6          $176.0          $157.5       $153.0
                                             ========       ========        ========        ========      =======

Ratio of earnings to fixed charges               7.20           9.44            7.25           10.45         6.47
                                             ========       ========        ========        ========      =======

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